Exhibit 5

August 20, 2007

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Re:	Fiserv, Inc.; Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (“Fiserv”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 1,000,000 shares of its common stock, $.01 par value (“Common Stock”), pursuant to the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”), together with related Preferred Stock Purchase Rights (the “Rights”). The terms of the Rights are as set forth in that certain Shareholder Rights Agreement, dated as of February 23, 1998, as amended (the “Rights Agreement”).

In connection with my representation, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation, as amended, and By-Laws, as amended and restated, of Fiserv, the Rights Agreement, and the Plan.

Based upon the foregoing, I am of the opinion that:

1. It is presently contemplated that the shares of Common Stock to be acquired by the Plan will either be purchased in the open market or purchased directly from the Company. To the extent that the shares of Common Stock to be acquired by the Plan constitute shares newly issued by and purchased from the Company, such shares of Common Stock, when issued by Fiserv pursuant to the terms and conditions of the Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The Rights, when issued pursuant to the terms of Fiserv’s Shareholder Rights Agreement, will be validly issued.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under “Legal Matters” in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles W. Sprague
Charles W. Sprague
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary